Exhibit 10(z5)

May 29, 1997

Mr. Mark H. Cieplik
23366 N. Chesapeake Drive
Lake Barrington, IL 60010

RE:  Resignation Agreement and Release

Dear Mark:

This letter contains the terms of your resignation and departure from Interleaf to be effective June 4, 1997 ("Resignation Date") as Vice President, Americas. From now to your Resignation Date, you shall perform your current functions of managing all direct and indirect sales in North America and assist in the transition of your functions at my direction. You shall also specifically perform the following:

      (a) complete all personnel reviews and review them with me or my designee,

      (b) you will assist and close a commitment with our partner, ISI, to purchase $350K plus of software (with current payment terms),

      (c)   complete a detailed forecast for Q1 1998 and Q2 1998,

      (d) complete all Business Plans and Budgets for the U.S. Sales organization, gain approval, and brief sales people on such Plans and Budgets, and

      (e) work with Bill Gallagher to clear up any outstanding issues relating to BTG Pre-Pay I and ensure payments are up-to-date.

You, of course, agree to abide by your non-compete and confidentiality agreements.

Upon completion of the above listed responsibilities, as a bonus, you shall receive a lump sum payment of $20,000, payable June 16, 1997 or upon completion of the above (under the condition that all items be complete prior to June 28, 1997).

In the event you secure a position with another firm prior to June 15, 1997:

      (1)   you will notify Interleaf immediately,

      (2)   your resignation date will be adjusted appropriately,

      (3) the $20,000 bonus will be paid on June 16, 1997 if you have satisfactorily completed items (a) through (e) above.

From the Resignation Date, you have the option of continuing your present coverage under the COBRA provision through Interleaf's group plan at your own expense for up to 18 months, or until you have the option of obtaining coverage through other employment, whichever comes first. You have sixty (60) days from receipt of your last payment to elect this coverage, at Interleaf's then current COBRA rates.

To exercise your continuation option, you must pay retroactively to your last day of coverage. Subsequent payments require the monthly amount to be paid, prior to the first day of the month for which coverage is to be purchased. Failure to make a payment on time will result in automatic removal from the Interleaf Insurance Plan.

You will be notified by EBPA of your option to continue coverage. EBPA will also provide the necessary forms to complete in order to elect continued coverage. Please keep in mind that the continuation option refers only to your health and dental benefits.

                                 Exhibit 10(z5)

You will have three months from your Resignation Date within which to exercise your vested stock options or forfeit all rights to them. Any options not vested as of your Resignation Date, will be cancelled. (See below.)
                                                                Vested
                            Number      Vesting     Shares      Shares
 Grant Date   Grant Price  of Shares    Period     Exercised   Available
   4/27/95      $2.56      110,000     4 years        -0-       55,000

Please notify the Human Resources Department, in writing, of any change of address through 1997 and 1998. Your W-2 form and any further correspondence will be sent to the most recent address on file.

Please review the following information, sign and return to me within 45 days.


Sincerely yours,


/s/ Jaime W. Ellertson
----------------------
Jaime W. Ellertson
President and Chief Executive Officer

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                                 Release

In consideration of receiving compensation and benefits hereunder, I hereby forever release Interleaf, Inc., its directors, officers, and employees ("Interleaf") from any and all demands, claims and causes of actions which I have or may have against Interleaf arising out of or in any way related to my employment with Interleaf, including but not limited to, Federal, State or local discrimination laws, regulations, executive orders or other requirements including any actions related to age (including any claims related to ADEA), sex, sexual orientation, race or handicap discrimination.

I agree that I have read the foregoing, have been given the opportunity to have it reviewed by an attorney of my choice and agree to the conditions and obligations as set forth. I understand that I have 7 days from the date of execution to revoke this agreement.


/s/ Mark H. Cieplik    Date:  5/29/97
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Mark H. Cieplik